UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 15, 2007

Particle Drilling Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-30819	20-1563395
(Commission File Number)	(I.R.S. Employer Identification No.)

5611 Baird Court
Houston, Texas	77041
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (713) 223-3031

11757 Katy Freeway, Suite 1300
Houston, Texas	77079
(Former address of Principal Executive Offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b)    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2007, our Board of Directors elected Byron Dunn to serve as an independent member of our Board of Directors.  Mr. Dunn was also appointed to serve on the Audit Committee of our Board of Directors. Mr. Dunn is filling the vacancy created when Steve Weyel resigned from the Board of Directors. In connection with his appointment to the Board of Directors, Mr. Dunn will receive an award of 5,000 shares of restricted stock and options to purchase 25,000 shares of common stock with an exercise price equal to the mean of the high and low sales prices of our common stock as reported on the Nasdaq Capital Market on the date of the stock option award.

Mr. Dunn, age 49, has served as the Senior Vice President, Corporate Development of Harvest Natural Resources since September 2005, and previously served on Harvest’s Board of Directors and as a member of its Audit and Compensation committees. Mr. Dunn also currently serves as a member of the Board of Directors of Citizens National Bank. From 2003 through 2005, Mr. Dunn was Vice President, Corporate Development with National Oilwell, Inc. In that capacity, he chaired the National Oilwell/Varco integration team and served as President of Eastern Hemisphere Rig Solutions, and Chairman of the Board of TTS Marine ASA, a Bergen Norway ship equipment manufacturer. From 1997 to 2003, Mr. Dunn held increasingly responsible roles in the UBS Global Energy and Power Group, first serving as Oilfield Service Research Global Sector Coordinator and later as Executive Director in the Investment Banking Group. Earlier in his career, Mr. Dunn was Manager of Upstream Business Development and Acquisitions for Phibro Energy. He began his career with Chevron USA from 1980 until 1984, initially as Drilling Engineer in the Gulf of Mexico and later becoming Eastern Division Production Coordinator for Chevron.

Mr. Dunn is a 1980 graduate of Illinois Institute of Technology with a BS, Chemical Engineering; received his MBA from University of Chicago in 1986, and is a Chartered Financial Analyst.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARTICLE DRILLING TECHNOLOGIES, INC.

Date:	November 15, 2007	By:	/s/ J. CHRIS BOSWELL
		Name:	J. Christopher Boswell
		Title:	Senior Vice President and
Chief Financial Officer